Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 24, 2011, relating to the consolidated financial statements and financial statement schedule of Westar Energy, Inc. (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of a new accounting standard in 2010), and the effectiveness of Westar Energy, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Westar Energy, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche, LLP

Kansas City, Missouri

July 1, 2011